Exhibit 99.2

EP Lab Digest Features Physician Experience with the BioSig’s Cardiac Signal Acquisition Technology

●	Leading industry publication highlights the rising importance of intracardiac signals in complex cardiac ablations that treat irregular heart rhythm disorders

●	High-quality intracardiac signals are deemed essential to determine ablation endpoints

●	PURE EP™’s signals are described as ‘indispensable’ by the physician user

WESTPORT, CT, April 08, 2021. BioSig Technologies, Inc. (Nasdaq: BSGM) ("BioSig" or the "Company"), a medical technology company commercializing an innovative signal processing platform designed to improve signal fidelity and uncover the full range of ECG and intra-cardiac signals, today announced the PURE EP™ System was highlighted in a feature interview for the April issue of EP Lab Digest, a leading industry publication for the electrophysiology professionals.

EP Lab Digest interviewed Deepak Gaba, MD, clinical electrophysiologist, and Shari Slyder, BS, RT, Managing Director of Cardiovascular Services, who currently use the PURE EP™ System at Memorial Hospital in South Bend, Indiana. The feature interview titled ‘Improved Intracardiac Signal Visualization During RF and Cryo Procedures’ highlighted the rising importance of intracardiac signals in complex ablations and the process of incorporating the PURE EP™ System into the practice at Memorial Hospital that conducts 480 EP cases annually.

According to Dr. Gaba and Mrs. Slyder, the ability to accurately discern local and far-field electrograms is essential for identifying arrhythmia substrate and guiding ablation endpoints. As the new high-density catheters and advanced electrode designs enter the market, there is a renewed focus on acquiring and displaying high-fidelity intracardiac signals. Dr. Gaba, who, along with his colleagues, has performed more than twenty-five procedures using PURE EP ™ to date, describes the superior quality of PURE EP™ signals in different clinical scenarios using both Cryo and radiofrequency energy. Dr. Gaba further highlights that the signals acquired with the PURE EP™ System affect his decisions about arrhythmia’s origination and optimal site of energy delivery. Additionally, Shari Slyder, a certified radiologic technician (AART), elaborates on the advantages of PURE EP™’s advanced noise shielding capabilities—a unique feature of its proprietary architecture. Read the full article here.

"As we continue expanding our clinical footprint, we are rapidly learning how the cardiac information provided by PURE EP ™ complements other technologies and elevates the experience in the electrophysiology lab. The growing physician acceptance of our technology is a result of our dedication to addressing unmet clinical needs. We are pleased to see the increased industry’s focus on the importance of high-fidelity intracardiac signals across all types of cardiac arrhythmias," commented Olivier Chaudoir, Senior Director of Marketing at BioSig Technologies, Inc.

The PURE EP™ System is being used in all types of arrhythmia cases, including atrial fibrillation, ventricular tachycardia, and atrial flutter. More than 680 patient cases have been conducted with the technology to date. The Company continues to accumulate significant amounts of data to be utilized in the new product development to complement the PURE EP™ System, including AI- and machine learning-powered applications and modules for electrophysiology.

The article is the latest interview in a series of publications featuring BioSig’s PURE EP™ System in industry-leading media outlets. Previous publications include a January 2021 editorial by EP Lab Digest’s Editor-in-Chief, Bradley P. Knight, M.D., FACC, FHRS, a December 2020 feature interview with Rafaelle Corbisiero, M.D. and Pedram Kazemian, M.D. of Deborah Heart and Lung Center, and an April 2020 interview with Andrea Natale, M.D. of Texas Cardiac Arrhythmia Institute at St. David’s Medical Center.

About BioSig Technologies

BioSig Technologies is a medical technology company commercializing a proprietary biomedical signal processing platform designed to improve signal fidelity and uncover the full range of ECG and intra-cardiac signals (www.biosig.com).

The Company’s first product, PURE EP™ System, is a computerized system intended for acquiring, digitizing, amplifying, filtering, measuring and calculating, displaying, recording and storing of electrocardiographic and intracardiac signals for patients undergoing electrophysiology (EP) procedures in an EP laboratory.

Forward-looking Statements

This press release contains “forward-looking statements.” Such statements may be preceded by the words “intends,” “may,” “will,” “plans,” “expects,” “anticipates,” “projects,” “predicts,” “estimates,” “aims,” “believes,” “hopes,” “potential” or similar words. Forward- looking statements are not guarantees of future performance, are based on certain assumptions and are subject to various known and unknown risks and uncertainties, many of which are beyond the Company’s control, and cannot be predicted or quantified and consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, without limitation, risks and uncertainties associated with (i) the geographic, social and economic impact of COVID-19 on our ability to conduct our business and raise capital in the future when needed, (ii) our inability to manufacture our products and product candidates on a commercial scale on our own, or in collaboration with third parties; (iii) difficulties in obtaining financing on commercially reasonable terms; (iv) changes in the size and nature of our competition; (v) loss of one or more key executives or scientists; and (vi) difficulties in securing regulatory approval to market our products and product candidates. More detailed information about the Company and the risk factors that may affect the realization of forward-looking statements is set forth in the Company’s filings with the Securities and Exchange Commission (SEC), including the Company’s Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q. Investors and security holders are urged to read these documents free of charge on the SEC’s website at http://www.sec.gov. The Company assumes no obligation to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

Contact:

Andrew Ballou

BioSig Technologies, Inc.

Vice President, Investor Relations

54 Wilton Road, 2nd floor

Westport, CT 06880

aballou@biosigtech.com

203-409-5444, x133